Exhibit 99.1

News Release NYSE: BPL	Buckeye Partners, L.P. One Greenway Plaza Suite 600 Houston, TX 77046

Contact:	Kevin J. Goodwin
Vice President and Treasurer
irelations@buckeye.com
(800) 422-2825

BUCKEYE PARTNERS, L.P. ANNOUNCES CLOSING OF $1.15 BILLION ACQUISITION OF 50% EQUITY INTEREST IN VTTI B.V.’s GLOBAL MARINE TERMINAL BUSINESS

HOUSTON, January 4, 2017 — Buckeye Partners, L.P. (“Buckeye”) (NYSE: BPL) announced today that it has completed its $1.15 billion purchase of a 50 percent equity interest in VTTI B.V. (“VTTI”),  which will be owned jointly with Vitol.(1)  VTTI owns and operates 54.5 million barrels(2) of petroleum products storage across 14 terminals.  VTTI offers world-class storage and marine terminalling services for refined products, liquid petroleum gas and crude oil in key global energy hubs—including Northwest Europe, the United Arab Emirates and Singapore.  Vitol, a leading energy and commodity company that trades over six million barrels of crude oil and refined products a day, is a key customer of these assets.  VTTI’s existing management team and employees will remain in place and continue to operate the stand-alone business.  Buckeye and Vitol have equal Board representation and voting rights in the VTTI joint venture.  Khalid Muslih, Buckeye’s Executive Vice President and President, Global Marine Terminals, and Keith St.Clair, Buckeye’s Executive Vice President and Chief Financial Officer, will act as Buckeye’s representatives on the Board of VTTI and will be appointed to the Board of the general partner of VTTI Energy Partners LP (NYSE: VTTI), VTTI’s publicly traded master limited partnership.

“We are excited to add our investment in this global marine terminal business to the Buckeye portfolio,” said Clark C. Smith, Buckeye’s Chairman, President and Chief Executive Officer.  “This investment expands our geographic footprint, providing ownership in a world-wide marine storage network on five continents.  VTTI’s revenue is 100% fee-based with no direct commodity exposure and a majority of its cash flows are supported by take-or-pay agreements with Vitol.  In addition, we share with VTTI core values that are based on a commitment to safe operations and a focus on exceptional customer service.  We expect this acquisition to be immediately accretive to our distributable cash flow per limited partner unit and to position Buckeye for significant accretion growth over time.”

(1)  Vitol’s share will be owned by Vitol and also through Vitol Investment Partnership (“VIP”), an investment vehicle sponsored and managed by Vitol

(2)  Includes 0.8 million barrels currently under development in Cape Town, Africa expected to be placed into service 1st half of 2017

About Buckeye Partners, L.P.

Buckeye Partners, L.P. (NYSE: BPL) is a publicly traded master limited partnership and owns and operates a diversified network of integrated assets providing midstream logistic solutions, primarily consisting of the transportation, storage, and marketing of liquid petroleum products.  Buckeye is one of the largest independent liquid petroleum products pipeline operators in the United States in terms of volumes delivered, with approximately 6,000 miles of pipeline.  Buckeye also uses its service expertise to operate and/or maintain third-party pipelines and perform certain engineering and construction services for its customers.  Additionally, Buckeye is one of the largest independent terminalling and storage operators in the United States in terms of capacity available for service.  Buckeye’s terminal network comprises more than 120 liquid petroleum products terminals with aggregate storage capacity of over 110 million barrels across our portfolio of pipelines, inland terminals and marine terminals located primarily in the East Coast, Midwest and Gulf Coast regions of the United States and in the Caribbean.  Buckeye’s network of marine terminals enables it to facilitate global flows of crude oil and refined petroleum products, offering its customers connectivity between supply areas and market centers through some of the world’s most important bulk storage and blending hubs.  Buckeye’s flagship marine terminal in The Bahamas, Buckeye Bahamas Hub, is one of the largest marine crude oil and refined petroleum products storage facilities in the world and provides an array of logistics and blending services for the global flow of petroleum products.  Buckeye’s Gulf Coast regional hub, Buckeye Texas Partners, offers world-class marine terminalling, storage and processing capabilities.  Buckeye is also a wholesale distributor of refined petroleum products in areas served by its pipelines and terminals. Buckeye’s recent 50% equity investment in VTTI B.V. expands its world-wide presence with premier storage and marine terminalling services for petroleum products in key global energy hubs, including Northwest Europe, the United Arab Emirates and Singapore.  More information concerning Buckeye can be found at www.buckeye.com.

* * * * *

This press release includes forward-looking statements that we believe to be reasonable as of today’s date.  Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” and similar expressions.  Actual results may differ significantly because of risks and uncertainties that are difficult to predict and that may be beyond our control.  Among the forward-looking statements set forth in this press release are statements regarding the anticipated benefits to us from the transaction described in this press release, including its strategic fit, its anticipated accretiveness and our expectation of increasing quarterly distributions in the future.  These statements are subject to, among other risks, (i) changes in federal, state, local, and foreign laws or regulations to which we are subject, including those governing pipeline tariff rates and those that permit the treatment of us as a partnership for federal income tax purposes, (ii) terrorism and other security risks, including cyber risk, adverse weather conditions, including hurricanes, environmental releases, and natural disasters, (iii) changes in the marketplace for our products or services, such as increased competition, changes in product flows, better energy efficiency, or general reductions in demand, (iv) adverse regional, national, or international economic conditions, adverse capital market conditions, and adverse political developments, (v) shutdowns or interruptions at our pipeline, terminalling, storage, and processing assets or at the source points for the products we transport, store, or sell, (vi) unanticipated capital expenditures in connection with the construction, repair, or replacement of our assets, (vii) volatility in the price of liquid petroleum products, (viii) nonpayment or nonperformance by our customers, (ix) our ability to integrate acquired assets with our existing assets and to realize anticipated cost savings and other efficiencies and benefits, (x) our ability to realize the expected benefits of our investment in VTTI and (xi) our ability to successfully complete our organic growth projects and to realize the anticipated financial benefits.  You should read our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2015 and our most recent Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, for a more extensive list of factors that could affect results.  We undertake no obligation to revise our forward-looking statements to reflect events or circumstances occurring after today’s date except as required by law.

####